Exhibit 10.13

INDALEX HOLDINGS FINANCE, INC.
75 Tri-State International
Lincolnshire, IL  60069

May 31, 2006

Michael Alger

75 Tri-State International

Lincolnshire, IL  60069

Dear Mike:

This letter agreement (this “Letter Agreement”) is between you and Indalex Holdings Finance, Inc., a Delaware corporation (“Indalex”). Reference is made to the Amended and Restated 2006 Stock Option Plan of Indalex (the “Plan”) and the Indalex Stock Option Grant Agreement, dated as of the date hereof, between you and Indalex (the “Grant Agreement”). Any capitalized term used herein and not otherwise defined shall have the meaning given to such term in the Plan.

In the event that you cease to be an employee of Indalex and its Subsidiaries as a result of your resignation or termination without Cause (as determined by Indalex in its sole discretion), you shall be entitled to continue to receive your base salary (but, for the avoidance of doubt, not discretionary or incentive compensation) for a period of twelve months following your resignation or termination without Cause. Notwithstanding the foregoing, (x) you shall not be entitled to receive any payments described herein unless you have executed and delivered to Indalex a general release in form and substance satisfactory to Indalex (the “Release”) and (y) you shall be entitled to receive the payments described herein only so long as you (A) have not breached any of the terms or provisions of this Letter Agreement, Annex A to the Grant Agreement, the Release and any other agreement with Indalex, Sun Capital Partners, Inc., and/or any of their respective affiliates and (B) have not applied for unemployment compensation chargeable to Indalex.

This Letter Agreement contains the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto, whether written or oral, relating to the subject matter hereof. In the event of any conflict between this Letter Agreement and any other agreements, this Letter Agreement shall control to the extent of any such inconsistency.

This Letter Agreement is intended to bind and inure to the benefit of and be enforceable by each of the parties hereto and their respective heirs, successors and assigns, except that no party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party hereto; provided that Indalex may assign its rights under this Letter Agreement to any of its affiliates without your prior written consent.

All issues and questions concerning the construction, validity, enforcement and interpretation of this Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF HIS OR ITS OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

This Letter Agreement may be executed in separate counterparts (including by means of signature pages transmitted by facsimile machine), any one of which need not contain the signatures of more than one party, and all such counterparts taken together shall constitute one and the same agreement.

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If you are in agreement with the foregoing, please sign where indicated below, whereupon this Letter Agreement shall become a binding agreement between the signatories hereto.

Sincerely,

INDALEX HOLDINGS FINANCE, INC.

By:	/s/ Timothy Stubbs
Name:	Timothy Stubbs
Its:	CEO

This Letter Agreement is hereby accepted and agreed to as of the date first written above.

By:	/s/ Michael Alger
Michael Alger